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                                                                    EXHIBIT 99.1


           VLASIC FOODS INTERNATIONAL INC. ANNOUNCES PRIVATE OFFERING
                                       OF
                    $200 MILLION OF SENIOR SUBORDINATED NOTES


     Cherry Hill, NJ, June 8, 1999 - Vlasic Foods International Inc. ("Vlasic" NYSE:VL) announced today that it is privately offering approximately $200 million of Senior Subordinated Notes due 2009. Vlasic anticipates that it will use the proceeds of the offering to repay existing indebtedness and pay related fees and expenses. The terms and timing of the offering have not been finalized. The securities being offered in the private offering will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities referred to herein in any state in which such offer, solicitation or sale would be unlawful.

                                       ###

FORWARD LOOKING STATEMENT

This release contains certain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company believes the assumptions underlying the forward-looking statements are reasonable. However, any of the assumptions could be inaccurate, and therefore there can be no assurance that the forward-looking statements contained in this release will prove to be accurate. Specifically, this press release contains information about pending transactions, and there can be no assurance that these transactions will be completed.

Additional information that could cause actual results to vary materially from the results anticipated may be found in the Company's most recent Form 10-K and other reports filed with the Securities Exchange Commission.

Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to disclaim future events and developments.



SOURCE:  Vlasic Foods International Inc.

CONTACT: Kevin G. Lowery
         (609) 969-7417 media
         William J. Fasel
         (609) 969-7428 analysts